UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 9, 2009
Date of report (date of earliest event reported)

Apollo Solar Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-12122	84-0601802
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

No. 485 Tengfei Third
Shuangliu Southwest Airport Economic Development Zone
Shuangliu, Chengdu
People’s Republic of China 610207
(Address of principal executive offices)(Zip Code)

+86 755 2580 1888
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Apollo Solar” refer to Apollo Solar Energy, Inc., a Nevada corporation.

Item 1.01  Entry into a Material Definitive Agreement

On November 9, 2009, Sichuan Apollo Solar Science & Technology Co. Ltd. (“Sichuan Apollo”), a wholly-owned foreign enterprise of Apollo Solar Energy, Inc. (the “Company”) entered into a joint venture agreement (the “Agreement”) with Bengbu Design & Research Institute for Glass Industry (“Bengbu”) and a local Chinese government agency (the “Agency”).  Under the terms of the Agreement, Sichuan Apollo will contribute land, a manufacturing plant and other equipment to the newly formed joint venture entity, and will also transfer a long-term loan under which Sichuan Apollo is the borrower of approximately RMB 41.3 million to the joint venture entity (the “Long-Term Loan”).  The Long-Term Loan will become due and payable in two separate installments:  (i) the first installment of approximately RMB 31.3 million, comprised of two different loans, one at RMB 11.3 million which was due on August 31, 2009 and accrues interest at a rate of 5.31% per annum and  the other at RMB 20 million that will be due on June 5, 2010 and will accrue interest at a rate of 5.4% per annum; and (ii) the final installment of approximately RMB 10 million that will be due on July 16, 2010 and will accrue interest at a rate of 5.4% per annum.  Bengbu will contribute approximately RMB 77 million in cash to the joint venture entity.  The Agency will contribute approximately RMB 14 million in cash to the joint venture entity.  Sichuan Apollo, Bengbu and the Agency will own 35%, 55% and 10% of the joint venture entity, respectively.  The joint venture entity is being formed for the purpose of conducting research and development related to glass used in the production of thin film solar cells.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO SOLAR ENERGY, INC.

Dated: November 13, 2009	/s/ Heung Sang Fong
Heung Sang Fong
Chief Financial Office